UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 25, 2005

Cholestech Corporation
(Exact name of registrant as specified in its charter)

California	000-20198	94-3065493

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
3347 Investment Boulevard
Hayward, California 94545
(Address of principal executive offices, including zip code)
(510) 732-7200
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement
     On July 25, 2005, Cholestech Corporation (the “Company”) and Thomas E. Worthy entered into a Transition Agreement (the “Transition Agreement”), providing that, among other things, (i) until the appointment of a new Vice President of Development, Dr. Worthy will continue to provide his services as Vice President of Development and other agreed responsibilities and (ii) after the appointment of a new Vice President of Development, Dr. Worthy will continue to be employed by the Company, reporting to the Company’s Chief Executive Officer and assuming and discharging such responsibilities as requested and deemed necessary by the Chief Executive Officer, until the earlier of: (a) March 31, 2006, (b) Dr. Worthy’s resignation or (c) the termination of Dr. Worthy by the Company.
     The Transition Agreement also amended Dr. Worthy’s Severance Agreement, dated July 19, 2001, as amended by the amendment thereto effective as of October 10, 2003. If the Company terminates Dr. Worthy’s employment (provided such termination is not for cause) or Dr. Worthy tenders his resignation, then subject to Dr. Worthy’s execution of a general release, the Company will make a lump sum payment to Dr. Worthy in the amount of $198,300, (minus applicable withholding).
     The foregoing description of the Transition Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement. A copy of the Transition Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 24, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHOLESTECH CORPORATION

	By:	/s/ Warren E. Pinckert II

Warren E. Pinckert II
President and Chief Executive Officer

Date: July 29, 2005